Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4) and related Prospectus of AngloGold Ashanti plc for the registration of its ordinary shares.

We also consent to the incorporation by reference therein of our reports dated 17 March 2023 with respect to the consolidated financial statements of AngloGold Ashanti Limited, and the effectiveness of internal control over financial reporting of AngloGold Ashanti Limited, included in its Annual Report (Form 20-F) for the year ended 31 December 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Inc.

Ernst & Young Inc.
Johannesburg, Republic of South Africa
23 June 2023